SECURED PROMISSORY NOTE

$250,000.00	Raleigh, North Carolina June 1, 2005

FOR VALUE RECEIVED, Timeline, Inc., a Washington corporation (the “Borrower”), promises to pay to Global Software, Inc., a North Carolina corporation (the “Holder”), or its successors or assigns, the principal sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Principal Amount”) together with interest accruing from the date hereof at a rate of six percent (6%) per annum on the unpaid balance until paid or until default, payable in lawful money of the United States of America. This Secured Promissory Note (this “Note”) is issued by the Borrower to the Holder in connection with that certain Letter of Intent between the parties dated as of May 6, 2005 (the “Letter of Intent”). Any capitalized term not otherwise defined herein shall have the meaning ascribed to such term in the Letter of Intent.

The Principal Amount and accrued interest outstanding under this Note shall be repaid upon the earlier of (i) July 31, 2005, (ii) the Closing, or (ii) the termination of either the Letter of Intent or the definitive purchase agreement contemplated by the Letter of Intent (each a “Maturity Date,” and each payment thereupon a “Principal Payment”). Notwithstanding the foregoing, on the Maturity Date, Borrower may, at Borrower’s election, repay the unpaid Principal Amount and accrued interest as is outstanding as of the Maturity Date, in four (4) successive and equal quarterly payments in each quarter following the Maturity Date as provided below (each a “Post Maturity Date Payment,” and together with a Principal Payment, the “Payment”); provided, however, that after the Maturity Date, interest on the outstanding Principal Amount shall accrue at the rate of eight percent (8%) per annum. Each Post Maturity Date Payment shall be payable by the Borrower on the final business day of each fiscal quarter following the Maturity Date, and each Post Maturity Date Payment shall be made by check, money order or wire transfer to an account designated by the Holder. Any amount under this Note may be prepaid in full or in part at any time without penalty or premium.

In the event of (a) any default in making any Payment hereunder as the same becomes due, and if such default is not cured within ten (10) days following the date on which such Payment was due; (b) the filing of a petition by or against (which has not been stayed or dismissed within 60 days following the filing of such petition) the Borrower under any provisions of the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, or under any similar or other law relating to bankruptcy, insolvency, reorganization or other relief for debtors; the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of the Borrower; the execution by the Borrower of a general assignment for the benefit of creditors; the insolvency of the Borrower or the Borrower is generally not paying its debts as they become due; (c) the occurrence of an event of default or material breach by the Borrower under the Letter of Intent or the definitive purchase agreement contemplated thereby and such breach or event of default continues uncured after a period of 30-days after the occurrence thereof; or (d) the occurrence of a material breach by the Borrower under that certain Security Agreement of even date herewith (the “Security Agreement”); then the Holder may, without further notice, declare the remainder of all outstanding principal and interest under this Note at once due and payable. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time.

All parties to this Note, including maker and any sureties, endorsers, or guarantors hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal and all other sums due under this Note notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice or consent of any of them.

Upon any default by the Borrower hereunder, the Holder may employ an attorney to enforce the Holder’s rights and remedies and the Borrower as well as any guarantors and endorsers of this Note hereby agree to pay to the Holder reasonable attorneys fees, plus all other reasonable expenses incurred by the Holder in exercising any of the Holder’s rights and remedies upon default. The rights and remedies of the Holder as provided in this Note shall be cumulative and may be pursued singly, successively, or together against any funds, property or security held by the Holder for payment or security, in the sole discretion of the Holder. The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

This Note shall be secured by a blanket first priority lien on all of the assets of the Borrower, which lien shall be created by the Security Agreement and evidenced by the appropriate Uniform Commercial Code filing(s) as applicable. The Holder shall have recourse to the assets to satisfy Borrower’s obligations hereunder. Such lien shall be terminated upon payment in full of the debt owed under this Note.

In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by the Note, the terms of this Note shall prevail.

This Note shall be governed and construed in accordance with the laws of the State of North Carolina.

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IN TESTIMONY WHEREOF, the undersigned has executed this instrument as of the day and year first above written.

BORROWER:

Timeline, Inc.

By: /s/ Charles R. Osenbaugh

Name: Charles R. Osenbaugh Its: Chief Executive Officer